Exhibit 8.1

SUBSIDIARIES OF SPORTRADAR GROUP AG

The following is a list of Sportradar Group AG’s subsidiaries as of December 31, 2021.

Sportradar Group AG Subsidiaries	Place of Incorporation
Sportradar Holding AG	Switzerland
Sportradar Jersey Holding Ltd.	United Kingdom
Sportradar Management Ltd.	United Kingdom
Fresh Eight Ltd.	United Kingdom
Sportradar AG	Switzerland
Sportradar Capital S.a. r.l.	Luxembourg
Sports Data AG	Switzerland
Sportradar Data Technologies India LLP	India
Sportradar GmbH	Germany
Sportradar GmbH	Austria
Sportradar Virtual Gaming GmbH	Germany
Sportradar Media Services GmbH	Austria
Sportradar Germany GmbH	Germany
Sportradar AS	Norway
Sportradar AB	Sweden
Sportradar OÜ	Estonia
OPTIMA Information Services, S.L.U.	Spain
OPTIMA Research & Development, S.L.U.	Spain
OPTIMA BEG d.o.o. Beograd	Serbia
Atrium Sports, Inc.	United States
Atrium Sports Ltd.	United Kingdom
Atrium Sports Pty, Ltd.	Australian
Synergy Sports Technology LLC	United States
Keemotion Group Inc.	United States
Synergy Sports, SRL	Belgium
Keemotion LLC	United States
Sportradar Americas Inc.	United States
MOCAP Analytics Inc.	United States
Sportradar US LLC	United States
OPTIMA Gaming U.S. Ltd.	United States
OPTIMA Gaming Operations U.S. Ltd.	United States
Sportradar Solutions LLC	United States

Sportradar Latam SA	Uruguay
Sportradar Singapore Pte. Ltd	Singapore
DATACENTRIC CORPORATION	Phillipines
Sportradar Australia Pty Ltd	Australia
Sportradar UK Ltd.	United Kingdom
Sportradar Polska sp. z.o.o.	Poland
Sportradar Managed Trading Services Ltd.	Gibraltar
Sportradar informaticijske tehnologije d.o.o.	Slovenia
Sportradar SA (PTY) Limited	South Africa
Sportradar Malta Limited	Malta
Nsoft d.o.o.	Bosnia
NSoft Solutions d.o.o.	Croatia
Bayes Esports Solutions GmbH	Germany
Interact Sport Pty Ltd.	Australia
Ineractsport UK limited	United Kingdom
Sportradar Slovakia s.r.o.	Slovakia
SportTech AG	Switzerland
Synergy Sports Lab	Switzerland